Exhibit 99.2

EXECUTION COPY

U.S. $400,000,000

CREDIT AGREEMENT

Dated as of February 23, 2005

Among

AVAYA INC.

and

AVAYA INTERNATIONAL SALES LIMITED

as Borrowers

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITICORP USA, INC.

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

CITIGROUP GLOBAL MARKETS INC.

and

J.P. MORGAN SECURITIES INC.

as Joint Bookrunners and Joint Lead Arrangers

ARTICLE IV

SECTION 4.01. Representations and Warranties of the Company

ARTICLE V

SECTION 5.01. Affirmative Covenants

SECTION 5.02. Negative Covenants

SECTION 5.03. Financial Covenants

ARTICLE VI

SECTION 6.01. Events of Default

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default

ARTICLE VII

SECTION 7.01. Guaranty

SECTION 7.02. Guaranty Absolute

SECTION 7.03. Waivers and Acknowledgments

SECTION 7.04. Subrogation

SECTION 7.05. Subordination

SECTION 7.06. Continuing Guaranty; Assignments

ARTICLE VIII

SECTION 8.01. Authorization and Action

SECTION 8.02. Agent’s Reliance, Etc.

SECTION 8.03. Citibank and Affiliates

SECTION 8.04. Lender Credit Decision

SECTION 8.05. Indemnification

SECTION 8.06. Successor Agent

SECTION 8.07. Sub-Agent

SECTION 8.08. Other Agents.

ARTICLE IX

SECTION 9.01. Amendments, Etc.

SECTION 9.02. Notices, Etc.

SECTION 9.03. No Waiver; Remedies

SECTION 9.04. Costs and Expenses

SECTION 9.05. Right of Set-off

SECTION 9.06. Binding Effect

SECTION 9.07. Assignments and Participations

SECTION 9.08. Confidentiality

SECTION 9.09. Governing Law

SECTION 9.10. Execution in Counterparts

SECTION 9.11. Judgment

SECTION 9.12. Jurisdiction, Etc.

SECTION 9.14. No Liability of the Issuing Banks

SECTION 9.15. Patriot Act Notice

SECTION 9.16. Waiver of Jury Trial

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 2.01(b) – Existing Letters of Credit

Schedule 5.02(a) - Existing Liens

Schedule 5.02(d) - Existing Debt

Schedule 5.02(g) - Existing Lien Limitations

Exhibits

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D	-	Form of Opinion of Counsel for the Borrowers

Exhibit E	-	Form of Opinion of Local Counsel for AISL

CREDIT AGREEMENT

Dated as of February 23, 2005

AVAYA INC., a Delaware corporation (the “Company”), AVAYA INTERNATIONAL SALES LIMITED, a company incorporated in Ireland under registration number 342279 having its registered office at Corke Abbey, Bray Co. Wicklow (“AISL”, and together with the Company, the “Borrowers”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., as syndication agent, CITIGROUP GLOBAL MARKETS INC. and J.P. MORGAN SECURITIES INC., as joint lead arrangers and joint bookrunners, and CITICORP USA, INC. (“CUSA”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention:  Bank Loan Syndications, (b) in the case of Advances denominated in Euros, the account of the Sub-Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances
Level 1 BBB- or Baa3 or above	0.000%	0.750%
Level 2 BB+ or Ba1	0.250%	1.125%
Level 3 BB or Ba2	0.250%	1.375%
Level 4 BB- or Ba3	0.250%	1.500%
Level 5 B+ or B1	0.500%	1.750%
Level 6 Lower than Level 5	1.000%	2.250%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 BBB- or Baa3 or above	0.250%
Level 2 BB+ or Ba1	0.375%
Level 3 BB or Ba2	0.375%
Level 4 BB- or Ba3	0.500%
Level 5 B+ or B1	0.500%
Level 6 Lower than Level 5	0.750%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)                                  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)                                 the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) ½ of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-

week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

(c)                                  ½ of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type (and in the case of a Eurocurrency Rate Borrowing, having the same Interest Period) made by each of the Lenders pursuant to Section 2.01(a).

“Borrowing Minimum” means, in respect of Advances denominated in Dollars $5,000,000 and, in respect of Advances denominated in Euros, €5,000,000.

“Borrowing Multiple” means, in respect of Advances denominated in Dollars, $1,000,000 and, in respect of Advances denominated in Euros, €1,000,000.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

“Citibank” means Citibank, N.A.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Company Information” has the meaning specified in Section 9.08.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“EBITDA” means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) all other non-cash charges except to the extent any such non-cash charge represents an accrual or reserve for cash expenditures in a future period, excluding non-cash in process research and development charges associated with Investments made in accordance with Section 5.02(f).

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, in each case, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equivalent” in Dollars of Euros on any date means the equivalent in Dollars of Euros determined by using the quoted spot rate at which the Sub-Agent’s principal office in London offers to exchange Dollars for Euros in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in Euros of Dollars means the equivalent in Euros of Dollars determined by using the quoted spot rate at which the Sub-Agent’s principal office in London offers to exchange Euros for Dollars in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EURIBO Rate” means, for any Interest Period, the rate appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.08).

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the European Monetary Union legislation.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Advance denominated in Dollars, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or, (ii) in the case of any Advance denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.  If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurocurrency Rate Advance” means an Advance denominated in Dollars or Euros that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Information Memorandum” means the information memorandum dated February 1, 2005 used by the Agent in connection with the syndication of the Commitments.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as such Borrower may select, upon notice received by the Agent not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars and (y) 4:00 P.M. (London time) on the third Business Day prior to the first day of such Interest Period in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Euros; provided, however, that:

(a)                                  such Borrower may not select any Interest Period that ends after the Termination Date;

(b)                                 Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)                                  in the case of any such Borrowing, the Borrowers shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(d)                                 whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e)                                  whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities or all or substantially all of the assets of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (h) and (i) of the definition of “Debt” in respect of such Person.

“issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Collateral Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lenders” means each Initial Lender, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company and its specified Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on the signature pages hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $150,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Marketable Securities” means any of the following, to the extent owned by the Company free and clear of all Liens and having a maturity of not greater than 180 days from the date of acquisition thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $25,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) and entered into with a financial institution satisfying the criteria in clause (b) or (e) other instruments as set forth on the Company’s policy as in effect on the date hereof, a copy of which has been made available to each Lender.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise) or operations of the Company or the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or operations of the Company or the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Borrower to perform its obligations under this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one

Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Office” means, for Euros, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) governmental (Federal, state or municipal) liens arising out of contracts for the purchase of products and deposits or pledges to obtain the release of any of such liens; (f) liens created by or resulting from any litigation or legal proceeding that is currently being contested in good faith by appropriate proceedings; (g) deposits in connection with bids, tenders, contracts (other than for the payment of money); (h) deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters; and (i) deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post-Petition Interest” has the meaning specified in Section 7.05.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency; provided, that if such rating agency does not issue a rating for any class of non-credit enhanced long-term senior unsecured debt issued by the Company, “Public Debt Rating” shall mean the corporate credit rating of the Company most recently announced by such rating agency.  For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 6 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.07 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.07 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Reference Banks” means Citibank and JPMorgan Chase Bank, N.A.

“Register” has the meaning specified in Section 9.07(d).

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments.

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on the signature pages hereof as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sub-Agent” means Citibank International plc.

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Termination Date” means the earlier of February 23, 2010 and the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company or its Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from”  means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01.  The Advances and Letters of Credit.  (a)  The Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount

(based in respect of any Advances to be denominated in Euros by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender’s Unused Commitment.  Each Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.  Subject to the foregoing, there may be more than one Borrowing on the same Business Day.  Within the limits of each Lender’s Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b)                                 Letters of Credit.  Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) denominated in Dollars for the account of the Company and its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time.  No Letter of Credit shall have an expiration date (including all rights of the Company or the beneficiary to require renewal) later than 10 Business Days before the Termination Date.  Within the limits referred to above, any Borrower may from time to time request the issuance of Letters of Credit under this Section 2.01(b).  Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

SECTION 2.02.  Making the Advances.  (a)  Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Euros, or (z) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by any Borrower to the Agent (and, in the case of a Borrowing consisting of Eurocurrency Rate Advances, simultaneously to the Sub-Agent), which shall give to each Lender prompt notice thereof by telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Advance.  Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Euros, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing.  After the Agent’s receipt of such funds and upon fulfillment of the conditions set forth in Section 3.02, the Agent will make such funds available to the Borrower requesting the Borrowing at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b)                                 Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than six separate Borrowings.

(c)                                  Each Notice of Borrowing of any Borrower shall be irrevocable and binding on such Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower requesting such Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the conditions set forth in Section 3.02, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)                                 Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower requesting such Borrowing on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Euros. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)                                  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit.  (a)  Request for Issuance.  (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof.  Each such notice by a Borrower of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days before the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank may specify to such Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the conditions set forth in Section 3.02, make such Letter of Credit available to the applicable Borrower at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.  Notwithstanding anything to the contrary in this Section 2.03(a), AISL shall only be entitled to request the issuance of a Letter of Credit if it has received a favorable opinion of counsel; it being understood that a request by AISL to any Issuing Bank for the issuance of a Letter of Credit shall be conclusive evidence to such Issuing Bank, without further investigation, that AISL has received such opinion.

(b)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit.  The Company hereby agrees to each such participation.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Company on the date made, or of any reimbursement payment required to be refunded to the Company for any reason, which amount will be advanced, and deemed to be an Advance to the Company hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c)                                  Drawing and Reimbursement.  The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Company on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment.  Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Company and the Agent.  Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Company, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b).  Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank.  Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.  If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d)                                 Letter of Credit Reports.  Each Issuing Bank shall furnish (A) to the Agent and each Lender (with a copy to the Company) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e)                                  Failure to Make Advances.  The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

SECTION 2.04.  Fees.  (a)  Facility Fee.  The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2005, and on the Termination Date.

(b)                                 Letter of Credit Fees.  (i)  The Company shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of the Company and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended March 31, 2005, and on the Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrowers are required to pay default interest pursuant to Section 2.07(b).

(ii)                                  The Company shall pay to each Issuing Bank, for its own account, a fronting fee, and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Company and such Issuing Bank shall agree.

(c)                                  Agent’s Fees.  The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

SECTION 2.05.  Optional Termination or Reduction of the Commitments.  The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

SECTION 2.06.  Repayment of Advances and Letter of Credit Drawings.  (a)  Each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances made to it and then outstanding.

(b)                                 The obligations of the Company under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Company thereof):

(i)                                     any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)                               the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)                              any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)                                 payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi)                              any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company in respect of the L/C Related Documents; or

(vii)                           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

SECTION 2.07.  Interest on Advances.  (a)  Scheduled Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)                                  Eurocurrency Rate Advances.  During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b)                                 Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08.  Interest Rate Determination.  (a)  Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent, subject to subsection (f) below, shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.  The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b)                                 If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advance will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in

Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in Euros, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c)                                  If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in Euros, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(d)                                 On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in Euros, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(e)                                  Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in Euros, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f)                                    If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances after the Agent has requested such information,

(i)                                     the Agent shall forthwith notify the applicable Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii)                                  each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in Euros, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)                               the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09.  Optional Conversion of Advances.  Any Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances denominated in Dollars of one Type comprising the same Borrowing made by such Borrower into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the Borrowing Minimum and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b).  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such

Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10.  Prepayments of Advances.  (a) Optional.  Each Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b)                                 Mandatory.  (i)  If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Euros then outstanding exceeds 103% of the aggregate Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice and without regard to the Borrowing Minimum, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date.

(ii)                                  Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrowers shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).  The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Company and the Lenders.

SECTION 2.11.  Increased Costs.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12.  Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or Euros or to fund or maintain Eurocurrency Rate Advances in Dollars or Euros hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such demand (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in Euros, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13.  Payments and Computations.  (a)  The Borrowers shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in Euros), not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds and irrespective of any right of counterclaim or set-off.  The Borrowers shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in Euros, not later than 11:00 A.M. (at the Payment Office for Euros) on the day when due in Euros to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds and irrespective of any right of counterclaim or set-off.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, facility fees or commissions ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

(c)                                  All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of facility fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, facility fees or commissions are payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)                                 Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)                                  Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Euros.

(f)                                    To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into Euros or from Dollars to Euros or from Euros to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that each Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f).

SECTION 2.14.  Taxes.  (a)  Any and all payments by each Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)                                 In addition, the relevant Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c)                                  The relevant Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (other than United States withholding tax imposed on a Lender or the Agent to the extent that the Lender has provided a form certifying that it is exempt from such United States withholding tax pursuant to subsection (e) or such United States withholding tax is excluded from Taxes or Other Taxes pursuant to subsection (e) (other than if such United States withholding tax is imposed due to a change in law occurring subsequent to the date such form was provided)) (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor and provides evidence of the imposition of such Taxes or Other Taxes.

(d)                                 Within 30 days after the date of any payment of Taxes, the relevant Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.  In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of such Borrower through an account or branch outside the United States or by or on behalf of such Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)                                  Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and upon the written request of the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN or W-8ECI or, in the case of a Lender that has provided a certificate to the Agent that it is not (i) a “bank” (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Company or (iii) a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement or upon the written request by the Company indicates a United States interest withholding tax rate in excess of zero (other than if such United States interest withholding tax is in excess of the amount thereof on the date such Lender first became a party to this Agreement due to a change in law occurring subsequent to the date such Lender first became a Party to this Agreement), withholding tax at such rate shall be considered excluded from Taxes and Other Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes and Other Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

(f)                                    For any period with respect to which a Lender has failed to provide the Company with the appropriate or any successor or other form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Company shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)                                 Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h)                                 In the event that an additional payment is made under this Section 2.14(a) or (c) for the account of any Lender or Agent and such Lender or Agent, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Borrower such amount as such Lender shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if such Borrower had not been required to make such deduction or withholding.  Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 2.15.  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s Ratable Share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16.  Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances.  Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b)                                 The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof.

(c)                                  Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.17.  Use of Proceeds.  The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrowers and their Subsidiaries.

SECTION 2.18.  Increase in the Aggregate Commitments.  (a) The Company may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $500,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the conditions set forth in Section 3.02 shall be satisfied.

(b)                                 The Agent shall promptly notify the Lenders of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Company and the Agent.

(c)                                  Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in a minimum amount of $10,000,000.

(d)                                 On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i)                                     (A) certified copies of resolutions of the Board of Directors of each Borrower or the Finance Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrowers (which may be in-house counsel), in substantially the form of Exhibit D hereto;

(ii)                                  an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Company; and

(iii)                               confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Company and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 11:00 A.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.  Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase ) over (ii) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase).  After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.01.  Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)                                  There shall have occurred no Material Adverse Change since September 30, 2004.

(b)                                 There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c)                                  All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e)                                  The Company shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(f)                                    The Company shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued reasonable fees and expenses of counsel to the Agent).

(g)                                 On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i)                                     The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)                                  No event has occurred and is continuing that constitutes a Default.

(h)                                 The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i)                                     The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii)                                  Certified copies of the resolutions of the Board of Directors of each Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii)                               A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv)                              A favorable opinion of Corporate Counsel for the Company and of Arthur Cox, local counsel for AISL, substantially in the form of Exhibits D and E hereto, respectively, and as to such other matters as any Lender through the Agent may reasonably request.

(v)                                 A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(h)                                 The Company shall have terminated the commitments of the lenders and repaid or prepaid all of the obligations under, the Amended and Restated Five-Year Revolving Credit Facility Agreement dated as of April 30, 2003 among the Company, the lenders parties thereto and Citibank, N.A., as administrative agent, and each of the Lenders that is a party to such credit facility hereby waives, upon execution of this Agreement, any notice required by said credit agreement relating to the termination of commitments thereunder.

SECTION 3.02.  Conditions Precedent to Each Borrowing, Issuance and Commitment Increase.  The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such issuance or the applicable Increase Date (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance or request for Commitment Increase and the acceptance by any Borrower of the proceeds of such Borrowing, such issuance or such Increase Date shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, such issuance or such Increase Date such statements are true):

(a)                                  the representations and warranties contained in Section 4.01 are correct on and as of such date, before and after giving effect to such Borrowing, such issuance or such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date, provided that the representation and warranty made in Section 4.01(j) shall be made only upon the Effective Date, and

(b)                                 no event has occurred and is continuing, or would result from such Borrowing, such issuance or such Commitment Increase or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03.  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.  The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Company.  The Company represents and warrants as follows:

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  AISL is a corporation duly organized, validly existing and in good standing under the laws of Ireland.

(b)                                 The execution, delivery and performance by each Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Borrower’s charter or by-laws or other constitutional documents or (ii) any material law or any material contractual restriction binding on or affecting any Borrower.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Borrower of this Agreement or the Notes to be delivered by it.

(d)                                 This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by each Borrower.  This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower party thereto enforceable against such Borrower in accordance with their respective terms.

(e)                                  The Consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2004, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Company, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at December 31, 2004, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.  Since September 30, 2004, there has been no Material Adverse Change.

(f)                                    There is no pending or, to the Company’s knowledge, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g)                                 No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)                                 Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)                                     Neither the Information Memorandum nor any other written information, exhibit or report (other than any information based on or constituting pro forma financial statements, forecasts, budgets and projections) furnished by or on behalf of the Company to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement contained, as of the date furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.  With respect to any such information that is based on or constitutes pro forma financial statements, forecasts or projections prepared by the Company, the Company represents that in the preparation thereof it acted in good faith and utilized information available to it at the time such information was prepared and assumptions believed by it to be reasonable in light of the then current foreseeable business condition of the Company and its Subsidiaries.

(j)                                     Each Borrower is, individually and together with its Subsidiaries, Solvent.

(k)                                  Neither the Company nor any of its Subsidiaries is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01.  Affirmative Covenants.  So long as any Advance shall remain unpaid, and Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:

(a)                                  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)                                  Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that (i) the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates and to the extent consistent with prudent business practice and (ii) insurance coverage against terrorist acts shall be required only so long as such coverage is available on commercially reasonable terms.

(d)                                 Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if a duly authorized officer of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company.

(e)                                  Visitation Rights.  At any reasonable time and from time to time, upon reasonable prior notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any financial officers and, upon reasonable prior to notice to the Company and subject to the right of a financial officer to be present during such discussions, with their independent certified public accountants; provided, that unless an Event of Default shall have occurred and is continuing, each of the Agent and the Lenders may take such actions only once during any fiscal quarter of the Company.

(f)                                    Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g)                                 Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to, either individually or in the aggregate, the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, that nothing in this Section 5.02(g) shall prevent the Company or any such Subsidiary from discontinuing the operation or maintenance of any property if such discontinuance is in the judgment of the Company desirable in the conduct of its business or the business of such Subsidiary.

(h)                                 Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing shall not apply to transactions between or among the Company and its wholly-owned Subsidiaries.

(i)                                     Reporting Requirements.  Furnish to the Agent:

(i)                                     as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company (or, if the company has filed a Form 12b-25 under the Exchange Act for any such quarter, within 50 days after the end of such quarter), the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, chief accounting officer or treasurer of the Company as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer, chief accounting officer or treasurer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii)                                  as soon as available and in any event within 90 days after the end of each fiscal year of the Company (or, if the company has filed a Form 12b-25 under the Exchange Act for such fiscal year, within 105 days after the end of such fiscal year), a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by PricewaterhouseCoopers LLP or other independent public accountants of recognized standing and certificates of the chief financial officer, chief accounting officer or treasurer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii)                               as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

(iv)                              to the extent permitted by law, promptly after the sending or filing thereof, copies of all reports that the Company sends to its public securityholders, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v)                                 promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi)                              such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

SECTION 5.02.  Negative Covenants.  So long as any Advance shall remain unpaid, and Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will not:

(a)                                  Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)                                     Permitted Liens,

(ii)                                  purchase money Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment (including any Liens placed on such property or equipment within 180 days after the latest of the acquisition, completion of construction or improvement of such property), or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $100,000,000 at any time outstanding,

(iii)                               the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv)                              Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(v)                                 Liens on any assets prior to the acquisition thereof by the Company or any of its Subsidiaries; provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than those so acquired by the Company or such Subsidiary,

(vi)                              Liens (including financing statements and undertakings to file financing statements) arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdiction in respect of equipment leases under which the Company or any of its Material Subsidiaries is the lessee; provided that any such Lien in respect of any equipment lease is limited to the equipment being leased under such lease and the proceeds thereof;

(vii)                           Liens securing judgments in an aggregate amount not to exceed $100,000,000 at any time outstanding,

(viii)                        other Liens securing Debt in an aggregate principal amount not to exceed $100,000,000 at any time outstanding, and

(ix)                                the replacement, extension or renewal of any Lien permitted by clause (iii), (iv) or (v) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b)                                 Mergers, Etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Company may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Company, and except that any Subsidiary of the Company may merge into or dispose of assets to the Company and the Company may merge with any other Person so long as the

Company is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)                                  Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d)                                 Subsidiary Debt.  Permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

(i)                                     Debt owed to the Company or to a wholly owned Subsidiary of the Company or incurred pursuant to this Agreement,

(ii)                                  Debt existing on the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iii)                               Debt secured by Liens permitted by Section 5.02(a)(ii), (iv), (v), (vii) or (viii),

(iv)                              unsecured Debt incurred in the ordinary course of business aggregating not more than $50,000,000 at any one time outstanding,

(v)                                 Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and in accordance with prudent business practices, and

(vi)                              endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(e)                                  Dividends, Etc.  Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Company may (i) declare and make any dividend payment or other distribution payable in common stock of the Company, (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or options or warrants convertible into common stock and (iii) declare and pay cash dividends to its stockholders and purchase, redeem, retire or otherwise acquire shares of its own outstanding capital stock for cash if after giving effect thereto the aggregate amount of such dividends, purchases, redemptions, retirements and acquisitions paid or made would not exceed 50% of Consolidated net income of the Company for the fiscal year immediately preceding the fiscal year in which such dividend, purchase, redemption, retirement or acquisition is paid or made.

(f)                                    Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(i)                                     Investments by the Company and its Subsidiaries in their Subsidiaries outstanding on the date hereof and other investments existing on the date hereof;

(ii)                                  loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(iii)                               Investments in Marketable Securities;

(iv)                              Investments consisting of intercompany Debt;

(v)                                 Investments received in connection with the bankruptcy or reorganization of suppliers and customers and the compromise or settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vi)                              warrants received from and minority equity interests in, customers of and vendors to the Company and its Subsidiaries so long as no cash is expended by the Company or any of its Subsidiaries to purchase any of the foregoing;

(vii)                           minority interests received in connection with the sale or disposition of any assets of the Company or its Subsidiaries;

(viii)                        other Investments in an aggregate amount invested not to exceed $1,000,000,000 or, after Consolidated EBITDA of the Company and its Subsidiaries for any period of twelve consecutive months equals or exceeds $750,000,000 and thereafter, $1,500,000,000; provided that:  (1) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and (2) any company or business acquired or invested in pursuant to this clause (viii) shall be in the same line of business of the Company or any of its Subsidiaries or reasonably related thereto.

(g)                                 Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Lenders or (ii) in connection with (A) any Debt existing on the date hereof and listed on Schedule 5.02(g) or (B) any purchase money Debt solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any Debt outstanding on the date any Subsidiary of the Company becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Company) or (E) any agreement with respect to any Liens on any assets prior to the acquisition thereof by the Company or any of its Subsidiaries (so long as such agreement was not entered into solely in contemplation of such acquisition and do not limit Liens on any assets other than those so acquired by the Company or such Subsidiary).

(h)                                 Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business taken as a whole as carried on at the date hereof (other than changes that are reasonably related to such business).

SECTION 5.03.  Financial Covenants.  So long as any Advance shall remain unpaid, and Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:

(a)                                  Leverage Ratio.  Maintain a ratio of Consolidated Debt for Borrowed Money to Consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended of not greater than 2.00 to 1.00.

(b)                                 Interest Coverage Ratio.  Maintain a ratio of Consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended to interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money during such period by the Company and its Subsidiaries of not less than 4.00:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                  Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b)                                 Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)                                  (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or (i), 5.02 or 5.03, or (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d)                                 The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)                                  The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)                                    Judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this clause (f) if and for so long as and to the extent that (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurers covering payment thereof and (y) such insurers, which shall be rated at least “A” by A.M. Best Company, have been notified of, and coverage has not been denied for, the amount of such judgment or order; or

(g)                                 (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Company (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company and thereafter elected as directors by the shareholders of the Company); or (iii) the Company shall cease to directly or indirectly own 100% of the Voting Stock of AISL; or

(h)                                 The Company or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following:  (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i)                                     any provision of Article VII shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02.  Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Company than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Company, which are expressly waived by the Company, to be held in the L/C Cash Collateral Account.  If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Company, forthwith upon demand by the Agent, will pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law.  After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Company hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Company.

ARTICLE VII

GUARANTY

SECTION 7.01.  Guaranty.  The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of AISL now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement.  Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by AISL to the Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving AISL.

SECTION 7.02.  Guaranty Absolute.  (a)  The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto.  The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of AISL under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against AISL or whether AISL is joined in any such action or actions.  The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)                                  any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of AISL under or in respect of this Agreement and the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to AISL or any of its Subsidiaries or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of AISL under this Agreement and the Notes or any other assets of AISL or any of its Subsidiaries;

(e)                                  any change, restructuring or termination of the corporate structure or existence of AISL or any of its Subsidiaries;

(f)                                    any failure of the Agent or any Lender to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of AISL now or hereafter known to the Agent or such Lender (the Company waiving any duty on the part of the Agent and the Lenders to disclose such information); or

(g)                                 any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, AISL or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of AISL or otherwise, all as though such payment had not been made.

SECTION 7.03.  Waivers and Acknowledgments.  (a)  The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against AISL or any other Person or any collateral.

(b)                                 The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)                                  The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against AISL, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

(d)                                 The Company hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of AISL or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e)                                  The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04.  Subrogation.  The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against AISL or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against AISL or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from AISL or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been paid in full in cash and the Commitments shall have expired or been terminated.  If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) the Company shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.

SECTION 7.05.  Subordination.  The Company hereby subordinates any and all debts, liabilities and other obligations owed to the Company by AISL (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a)                                  Prohibited Payments, Etc.  Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to AISL), the Company may receive regularly scheduled payments from AISL on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to AISL), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(a)                                  Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to AISL, the Company agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Company receives payment of any Subordinated Obligations.

(a)                                  Turn-Over.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to AISL), the Company shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Company under the other provisions of this Guaranty.

(a)                                  Agent Authorization.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to AISL), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Company, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Company (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.06.  Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders.

ARTICLE VIII

THE AGENT

SECTION 8.01.  Authorization and Action.  Each Lender (in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law.  The Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 8.02.  Agent’s Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Agent:  (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03.  CUSA and Affiliates.  With respect to its Commitments, the Advances made by it and the Note issued to it, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CUSA in its individual capacity.  CUSA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if CUSA were not the Agent and without any duty to account therefor to the Lenders.  The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Company or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 8.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05.  Indemnification.  (a)  Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any reasonable out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b)                                 Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or the Notes or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c)                                  The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.  Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

SECTION 8.06.  Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’

removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 8.07.  Sub-Agent.  The Sub-Agent has been designated under this Agreement to carry out duties of the Agent.  The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Borrowers and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Agent under this Agreement as relate to the performance of its obligations hereunder.

SECTION 8.08.  Other Agents.  Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) reduce or limit the obligations of the Company under Section 7.01 or release or otherwise limit the Company’s liability with respect to its obligations under Article VII or (g) amend this Section 9.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 9.02.  Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to any Borrower at the Company’s address at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920, Facsimile number 908 953-4912, Attention: Vice President-Law; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Company by the Agent.  All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)                                 So long as CUSA or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com.  The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”).  The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)                                  Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Costs and Expenses.  (a)  The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement.  The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b)                                 The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c)                                  If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  If the amount of Euros purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the applicable Borrower such excess.

(d)                                 Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05.  Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.  Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06.  Binding Effect.  This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by each Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07.  Assignments and Participations.  (a)  Each Lender may with the consent of each Issuing Bank (which consent shall not be unreasonably withheld or delayed) and, if demanded by the Company (so long as no Default shall have occurred and be continuing and following a demand by such Lender pursuant to Section 2.11 or 2.14) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Company and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)                                 By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)                                  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

(d)                                 The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrowers therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)                                    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Lender by or on behalf of the Company; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Company Information relating to the Company received by it from such Lender.

(g)                                 Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 9.08.  Confidentiality.  Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Company furnished to the Agent or the Lenders by the Company (such information being referred to collectively herein as the “Company Information”), except that each of the Agent and each of the Lenders may disclose Company Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant or prospective assignee or participant, (vii) to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company and (viii) with the consent of the Company.

SECTION 9.09.  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11.  Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)                                 If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euros into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Euros with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c)                                  The obligation of each Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.12.  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  AISL hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company and AISL hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at the address specified pursuant to Section 9.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14.  No Liability of the Issuing Banks.  The Company assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Company, to the extent of any direct, but not consequential, damages suffered by the Company that the Company proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 9.15.  Patriot Act Notice.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.  Each Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.16.  Waiver of Jury Trial.  Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AVAYA INC.

By
Title: Vice President and Treasurer

CITICORP USA, INC.,
as Agent

By
Title:

PRESENT when the Common Seal of

Avaya International Sales Limited
was affixed hereto:

Lenders

Letter of Credit Commitment

CITIBANK, N.A.

By
Title:

JPMORGAN CHASE BANK, N.A.

By
Title:

Revolving Credit Commitment

CITICORP USA, INC.

By
Title:

JPMORGAN CHASE BANK, N.A.

By
Title:

Senior Managing Co-Documentation Agent

THE BANK OF TOKYO-MITSUBISHI, LTD, NEW YORK BRANCH

By
Title:

Co-Documentation Agents

CREDIT SUISSE FIRST BOSTON

By
Title:

By
Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By
Title:

UBS LOAN FINANCE LLC

By
Title:

By
Title:

Managers

BANK OF AMERICA, N.A.

By
Title:

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By
Title:

By
Title:

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By
Title:

THE BANK OF NOVA SCOTIA

By
Title:

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By
Title:

By
Title:

THE NORTHERN TRUST COMPANY

By
Title:

THE BANK OF NEW YORK

By
Title:

[SCHEDULES OMITTED]

EXHIBIT A - FORM OF

PROMISSORY NOTE

U.S.$	Dated: , 200

FOR VALUE RECEIVED, the undersigned,                     , a                     corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                        (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of                     , 2005 among the Borrower, [Avaya Inc.][ Avaya International Sales Limited], the Lender and certain other lenders parties thereto, and Citicorp USA, INC. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds and (ii) in Euros are payable in such currency at the applicable Payment Office in same day funds.  Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Euros and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[AVAYA INC.]
[AVAYA INTERNATIONAL SALES LIMITED]

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B - FORM OF NOTICE OF

BORROWING

Citicorp USA, INC., as Agent
for the Lenders parties
to the Credit Agreement
referred to below
Two Penns Way
New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, [Avaya Inc.][Avaya International Sales Limited], refers to the Credit Agreement, dated as of                 , 2005 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [Avaya Inc.][Avaya International Sales Limited], certain Lenders parties thereto and Citicorp USA, Inc., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)                                     The Business Day of the Proposed Borrowing is                        , 200 .

(ii)                                  The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iii)                               The aggregate amount of the Proposed Borrowing is [$][€]                  .

[(iv)                          The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is             month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)                              the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the representation and warranty contained in Section 4.01(j)) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)                                no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

[AVAYA INC.]
[AVAYA INTERNATIONAL SALES LIMITED]

By
Title:

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of                   , 2005 (as amended or modified from time to time, the “Credit Agreement”) among Avaya Inc., a Delaware corporation (the “Company”), Avaya International Sales Limited, a company incorporated in Ireland under registration number 342279 having its registered office at Corke Abbey, Bray Co. Wicklow, the Lenders (as defined in the Credit Agreement) and Citicorp USA, Inc., as agent for the Lenders (the “Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1.                                       The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the [Credit Agreement as of the date hereof] [the Letter of Credit Facility] equal to the percentage interest specified on Schedule 1 hereto of [all outstanding rights and obligations under the Credit Agreement together with participations in Letters of Credit held by the Assignor on the date hereof] [such Assignor’s Unissued Letter of Credit Commitment].  After giving effect to such sale and assignment, the Assignee’s [Revolving Credit Commitment and the amount of the Advances owing to the Assignee] [Letter of Credit Commitment] will be as set forth on Schedule 1 hereto.

2.                                       The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].

3.                                       The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

4.                                       Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.  The effective date for this Assignment and Acceptance (the

“Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5.                                       Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.                                       Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.                                       This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.                                       This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:		%

[Assignee’s Revolving Credit Commitment:	$

Aggregate outstanding principal amount of Advances assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$	]

[Assignee’s Letter of Credit Commitment:	$	]

Effective Date*:                    , 200

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 200

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 200

Domestic Lending Office:
[Address]

Eurocurrency Lending Office:
[Address]

*                                         This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

3

Accepted [and Approved]* this
day of , 200

CITICORP USA, INC., as Agent

By
Title:

[Approved this day
of , 200

[NAME OF ISSUING BANK]

By ]*
Title:

[Approved this day
of , 200

AVAYA INC.

By ]*
Title:

*                                         Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

*                                         Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

*                                         Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

4

EXHIBIT D - FORM OF

OPINION OF COUNSEL

FOR THE BORROWERS

[Letterhead of Counsel for the Company]

February 23, 2005

To each of the Lenders listed on Schedule I

to the Credit Agreement dated

as of February 23, 2005 among Avaya Inc.,

said Lenders and Citibank, N.A. as Agent

for said Lenders

Avaya Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(a)(iv) of the Credit Agreement dated as of February 23, 2005 among Avaya Inc., the Lenders party thereto and Citibank, N.A. as Agent for said Lenders (the “Credit Agreement”).  Terms defined in the Credit Agreement are used herein as therein defined.

I am Managing Corporate Counsel of the Borrower and am delivering this opinion in connection with the preparation, execution and delivery of the Credit Agreement.  In my capacity as Managing Corporate Counsel, I have responsibility for legal affairs relating to the matters covered herein.  I have examined:

(1)                                  the Credit Agreement,

(2)                                  the documents furnished by the Borrower pursuant to Article III of the Credit Agreement

(3)                                  the Restated Certificate of Incorporation of the Borrower and all amendments thereto (the “Charter”),

(4)                                  the By-laws of the Borrower and all amendments thereto (the “By-laws”), and

(5)                                  a certificate of the Secretary of State of the State of Delaware dated February 23, 2005, attesting to the continued corporate existence and good standing of the Borrower in that State.

In addition, I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below.  I have assumed that all documents submitted to me as originals are authentic and that all documents submitted to me as certified or photostatic copies conform to original documents.  As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Borrower of its officers or of public officials.  I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders and the Agent.

Whenever a statement herein is qualified by “to the best of my knowledge,” or a similar phrase, it is intended to indicate that, during the course of my representation of the Borrower, no information that would give me current actual knowledge of the inaccuracy of such statement has come to my attention.  However, I have not undertaken any independent investigation to determine the accuracy of such statement.

The opinions expressed below are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

Based upon the foregoing, I am of the following opinion:

1.                                       The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.                                       The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Charter or the By-laws or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to me, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Borrower or any of its subsidiaries or any of their assets, properties or operations (including, without limitation, Regulation X or of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any indenture, agreement or other instrument to which the Borrower is a party or by which it or its property is or may be bound, except, in the case of clause (iii), for such contraventions that would not result, individually or in the aggregate, in a Material Adverse Effect.  The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.

3.                                       The execution, delivery and performance by AISL of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, do not contravene any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to me, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over AISL or any of its subsidiaries or any of their assets, properties or operations (including, without limitation, Regulation X or of the Board of Governors of the Federal Reserve System).

4.                                       No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower or AISL of the Credit Agreement, except for such authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

5.                                       The Credit Agreement is, and after giving effect to the initial Borrowing, the Notes will be, legal, valid and binding obligation of the Borrower and, assuming due authorization, execution and delivery of the Credit Agreement and the Notes by AISL, of AISL, enforceable against each of the Borrower and AISL in accordance with their respective terms.

6.                                       To my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower of any of its Subsidiaries before any court, governmental agency arbitration that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes, or the consummation of the transactions contemplated thereby or that are likely to have a Material Adverse Effect.

The opinions set forth above are subject to the following qualifications:

(a)                                  The opinion in paragraph 5 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency (including without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

(b)                                 The opinion in paragraph 5 above as to enforceability is subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)                                  I express no opinion as to (i) Section 2.14 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation, and (ii) the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

(d)                                 The availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefore may be brought.

(e)                                  I express no opinion as to the enforceability of forum selection provisions or any waiver by the parties of any constitutional rights or remedies.

(f)                                    The opinion in paragraph 5 above, insofar as it relates to the enforceability of indemnification provisions set forth in the Credit Agreement, is subject to the effect of federal and state securities laws and public policy relating thereto.

(g)                                 I express no opinion with respect to the effect of noncompliance by the Lenders with any state or federal laws or regulations applicable to the Lenders in connection with the transactions described in the Credit Agreement.

(h)                                 I express no opinion as to the enforceability of any provision of the Credit Agreement which purports to excuse the Agent or the Lenders from liability for the Agent’s or the Lenders’ gross negligence or willful misconduct, as the case may be.

(i)                                     The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(j)                                     I express no opinion as the enforceability of exculpation of any party from liability, as provided in Section 8.04(b) of the Credit Agreement.

This opinion is limited to the matters stated herein and no opinions are to be inferred or may be implied beyond the matters expressly so stated.  This opinion is based upon the facts known to me, the documents examined by me and the law at the date hereof and is given to you as of the date hereof.  I assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if I become aware of any facts that might change the opinions expressed above after the date of this opinion.

As to all matters of Irish law we have relied with your permission on the opinion of Arthur Cox dated as of the date hereof.

This opinion is being furnished only to the addressees and, except as provided in the next sentence, is solely for their benefit.  This opinion may only be relied upon by the addressees or their permitted assignees under the Credit Agreement, and may not be relied upon by any other person, firm or corporation for any purpose, without my prior written consent.

Very truly yours,

EXHIBIT E - FORM OF

OPINION OF LOCAL

COUNSEL FOR AISL

[Letterhead of Irish Local Counsel]

23 February 2005

PRIVATE AND CONFIDENTIAL

To:                              Each of the Lenders parties

to the Credit Agreement dated

as of 23 February 2005

among Avaya Inc., Avaya International Sales Limited,

said Lenders and Citicorp USA, Inc.,

as Agent for said Lenders.

Re:                               Avaya International Sales Limited

Ladies and Gentlemen,

1.                                       Basis of Opinion

1.1                                 We act as solicitors in Ireland for Avaya International Sales Limited (“AISL”).  This opinion is furnished to you in connection with the execution, delivery and initial borrowing under the Credit Agreement referred to above (“the Transaction”) solely for your own benefit and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity other than you, your assigns and advisors, other than to regulatory authorities to whom disclosure may be required by applicable laws or regulations for any purpose(s) without our prior written consent.

1.2                                 This opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland.  We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.  In particular, we express no opinion on European Community law as it affects any jurisdiction other than Ireland.  We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Documents (as defined in 1.4 below) or the transactions contemplated thereby.

1.3                                 This opinion is also strictly confined to:

1.3.1                        the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

1.3.2                        the documents listed at 1.4 below and the searches listed at 1.5 below.

We express no opinion and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the transaction other than the Transaction Documents (as defined in 1.4 below).

1.4                                 For the purpose of giving this opinion, we have examined originals or plain photocopies or facsimile copies or copies certified to our satisfaction of the following documents:

1.4.1                        Credit Agreement among Avaya Inc. and AISL as borrowers, Citicorp USA, Inc., as administrative agent, JP Morgan Chase Bank NA as syndicated agent and the Lenders party thereto;

1.4.2                        Form of Note;

1.4.3                        corporate certificate of the secretary (the “Officers Certificate”) of AISL with certified copies of:

(a)                                  AISL’s certificate of incorporation;

(b)                                 AISL’s memorandum and articles of association; and

(c)                                  a resolution of the directors of AISL.

The documents listed at 1.4.1 to 1.4.2 above are collectively referred to as the “Transaction Documents”.

All words and phrases defined in the Transaction Documents and not defined herein shall have the same meanings herein as are respectively assigned to them in the Transaction Documents.

1.5                                 For the purpose of giving this opinion, we have caused to be made the following legal searches against AISL on or about the date hereof:

1.5.1                        on the file of AISL maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

1.5.2                        in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

1.5.3                        in the Central Office of the High Court of Dublin for any proceedings and petitions filed in the last two years.

1.6                                 This opinion is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

1.7                                 No opinion is expressed as to the taxation consequences of Documents or the transactions contemplated thereby.

2.                                       Opinion

On the basis of, and subject to, the assumptions set out in Schedule 1 and the qualifications set out in Schedule 2, we are of the opinion that:

2.1                                 AISL is a limited company duly organised, validly existing and in good standing under the laws of Ireland;

2.2                                 The execution, delivery and performance by AISL of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within AISL’s corporate powers, have been duly authorised by all necessary corporate action, and do not contravene:-

(i)                                       the Memorandum or the Articles of Association of AISL;

v

(ii)                                    any law, rule or regulation applicable to AISL; or

(iii)                                 any contractual or legal restriction contained in any document listed in the Certificate.

The Credit Agreement and the Notes have been duly executed and delivered on behalf of AISL.

2.3                                 No authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by AISL of the Credit Agreement and the Notes or for the transactions contemplated thereby, or for the exercise by the Agent or any Lender of its rights under the Credit Agreement and the Notes.

2.4                                 To the best of our knowledge based solely on the certificate referred to at 1.4.3, there are no pending or overtly threatened actions or proceedings against AISL or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement and the Notes or the consummation of the transactions contemplated thereby or that are likely to have a materially adverse effect upon the financial condition or operations of AISL or any of its Subsidiaries.

2.5                                 The provisions of Section 9.09 of the Credit Agreement wherein the parties thereto agree that the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, is a valid and effective choice of law under the laws of Ireland.  In any action or proceeding arising out of or relating to the Credit Agreement or the Notes in any court in Ireland, such court would recognise and give effect to such choice-of-law provision provided it was made bona fide and was not considered contrary to public policy.  The Irish courts may refuse to enforce foreign penal laws, foreign revenue laws, foreign confiscatory legislation, other public laws of a foreign state and foreign laws repugnant to Irish public policy.

2.6                                 None of the terms of the Credit Agreement or the Notes violates an important public policy of Ireland.

2.7                                 A judgment obtained from a federal or state court of the United States in respect of amounts owing under the Credit Agreement or the Notes would be enforceable without reconsideration of the merits in the courts of Ireland.

2.8                                 It is not necessary under the laws of Ireland:-

(i)                                       in order to enable the Agent or any Lender to exercise its rights or remedies under the Credit Agreement and the Notes; or

(ii)                                    by reason only of the execution, delivery or performance of the Credit Agreement and the Notes, that any of them be licensed, qualified or entitled to carry on business in Ireland.

Yours faithfully,

ARTHUR COX

Schedule 1

Assumptions

For the purpose of giving this opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Veracity and Bona Fides

(a)                                  the completeness and authenticity of all documents submitted to us as originals or copies of originals and the genuineness of all signatories, stamps and seals thereon;

(b)                                 the truth, completeness and accuracy of, and (in the case of copies) conformity to the originals of, all copy letters, resolutions, documents, certificates, permissions, minutes, authorisations and all other original and/or copy documents of any kind furnished to us and that the original was executed in the manner appearing on the copy;

(c)                                  that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and, in the case of meetings of the board of directors, that all directors present at the meeting(s) approving the Transaction Documents were duly appointed and had not resigned or been removed from office at the date of the meeting nor had any of them been disqualified or restricted from acting as a director, and that all resolutions set out in such copies were duly passed and that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof ;

(d)                                 the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the documents and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers;

(e)                                  the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered.  In this connection, it should be noted that searches at the Companies Registration Office, Dublin do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, AISL;

(f)                                    the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Transaction Documents and the Officers Certificate at the time they were made and at all times thereafter;

(g)                                 that the Transaction Documents are all the documents relating to the subject matter of the Transaction and that there are no agreements or arrangements in existence between the parties to the Transaction Documents which in any way amend or vary the terms of the Transaction Documents or in any way bear upon or are inconsistent with the opinions stated herein;

Authority, Capacity, Execution and Enforceability

(h)                                 that the parties (other than AISL) and their respective signatories have the appropriate power and authority to execute the Transaction Documents, to perform their respective obligations thereunder and to render the Transaction Documents, and the Transaction Documents and all obligations thereunder are, legal, valid, binding and enforceable on them;

(i)                                     the execution, delivery and performance of the Transaction Documents (i) does and will not contravene the laws of any jurisdiction outside Ireland; (ii) does not and will not result in any breach of any agreement, instrument and obligation to which they are a party and is not and (iii) will not be illegal or unenforceable by virtue of the laws of that jurisdiction;

(j)                                     all relevant authorisations, approvals, consents and licences required in any jurisdiction and all formalities and requirements of the laws of any relevant jurisdiction and of any regulatory authority therein applicable to the execution, performance, delivery, enforceability and admissibility in evidence of the Documents (i) have been made, done or obtained, as the case may be (other than in Ireland) and (ii) have been and will be duly complied with (and in each case (where applicable) (a) they are in full force and effect and (b) were made, done, obtained or complied with within any applicable time period);

(k)                                  that the Transaction Documents will be executed by the parties thereto (other than AISL) in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto (other than AISL) and not be subject to any escrow arrangements and the terms thereof will be observed and performed by the parties thereto;

(l)                                     that AISL was not mistaken in entering into the Transaction Documents as to any relevant fact and that the Transaction Documents have been entered into by AISL for bona fide commercial reasons for the purpose of legitimately carrying on its business and on arms’ length terms;

(m)                               that all of the Transaction Documents which are governed by laws other than the laws of Ireland, constitute legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms;

Solvency and Insolvency

(n)                                 that (i) each party to the Transaction Documents was able to pay its debt as they fall due within the meaning of Section 214 of the Companies Act, 1963 and Section 2 of the Companies (Amendment) Act, 1990 immediately after the execution and delivery of the Transaction Documents; (ii) no party to the Transaction Documents will, as a consequence of doing any act or thing which any Transaction Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections; (ii) no receiver or examiner or other similar officer has been appointed in relation to any of the assets or undertakings of any party to the Transaction Documents; and (iv) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to any party to any of the Transaction Documents;

(o)                                 that, upon the opening of any insolvency proceedings pursuant to Council Regulation (EC) No. 1346/2000 (the “EU Insolvency Regulation”), AISL will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Insolvency Regulation) in Ireland being the jurisdiction in which the Issuer has its registered office.  In this regard, we refer you to our qualification at paragraph (f);

(p)                                 upon the opening of any insolvency proceedings pursuant to the EU Insolvency Regulation, AISL will not have an “establishment” (being any place of operations where a company carried out a non-transitory economic activity with human means and goods) as defined in Article 2(h) of the EU Insolvency Regulation) outside Ireland.  In this regard we refer you to our qualification at paragraph(f);

Financial Assistance and Connected Transactions.

(q)                                 AISL is not, by entering into the Transaction Documents or performing its obligations thereunder, providing financial assistance in connection with the purchase of its shares or those of its holding company or its security indebtedness which refinances debt advanced for such purpose;

Letter of Credit Facility

(r)                                    AISL does not avail of the letter of credit facility under the Credit Agreement except where it is provided by a credit institution licensed to carry on guarantee or letter of credit business in a Member State of the European Union.

Schedule 2

Qualifications

The opinions set out herein are subject to the following reservations:

Enforcement

(a)                                  The description of obligations in this opinion as “enforceable” refers to the legal character of the obligations assumed by the relevant party under the relevant instrument.  It implies no more than the obligations are of a character which the laws of Ireland recognize and will in certain circumstances enforce.  In particular, it does not mean or imply that the relevant instrument will be enforced in all circumstances in accordance with its terms or by or against third parties or that any particular remedy will be available. In particular (without limiting the foregoing):-

(i)                                     the binding effect and enforceability of the obligations of AISL under the Transaction Documents may be limited by liquidation, insolvency, bankruptcy, receivership, court protection, examinership, moratoria, reorganisation, reconstruction, company voluntary arrangements, fraud of creditors, fraudulent preference of creditors or similar laws whether in Ireland or elsewhere affecting creditors’ rights generally;

(ii)                                  enforcement may also be limited as a result of the provisions of the laws of Ireland applicable to contracts held to have become frustrated by events happening after their execution, and any breach of the terms of any document by the party seeking to enforce such document.

(iii)                               enforcement may be limited by general principles of equity.  In particular, equitable remedies are not available where damages are considered to be an adequate remedy; the remedy of specific performance is discretionary and will not normally be ordered in respect of a monetary obligation; and injunctions are granted only on a discretionary basis and accordingly we express no opinion on such matters;

(iv)                              claims may become barred under the Statute of Limitations 1957 or may be or become subject to the defence of set-off or counterclaim;

(v)                                 an Irish court may stay proceedings if concurrent proceedings are being brought elsewhere and may decline to accept jurisdiction in certain cases; and

(vi)                              enforcement may be limited by reason of fraud.

(b)                                 Where any obligations of any person are to be performed in jurisdictions outside Ireland, such obligations may not be enforceable under Irish law to the extent that performance thereof would be illegal under the laws of any such jurisdiction or contrary to public policy under the laws of any such jurisdiction and an Irish court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

(c)                                  The courts of Ireland may not enforce a judgment of the courts of a non EU or EFTA State if the following general requirements are not met:

(i)                                     the foreign court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and

x

(ii)                                  the foreign judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it.  A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending.  Where however, the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland.  It remains to be determined whether final judgment given in default of appearance is final and conclusive.

However, the Irish courts may refuse to enforce a judgment of the courts of a non EU or EFTA State which meets the above requirements for one of the following reasons:

(a)                                  the foreign judgment is not for a definite sum of money;

(b)                                 the foreign judgment was obtained by fraud;

(c)                                  the enforcement of the foreign judgment in Ireland would be contrary to natural or constitutional justice;

(d)                                 the foreign judgment is contrary to Irish public policy or involves certain foreign laws which will not be enforced in Ireland; and

jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Superior Courts Rules.

(d)                                 A court in Ireland may order the payment of money in a currency other than euro if the creditor is entitled to such other currency under the terms of a relevant agreement.  While the rule of law that, when a debtor is wound up after a sum expressed in a foreign currency has become due, such sum should be converted into euro at the rate of exchange prevailing on the date it became due has not been varied by a decision of the Irish courts, it is likely that in the event of winding up of AISL, amounts claimed in a foreign currency would (to the extent properly payable in the winding-up) be paid, if not in a foreign currency, in the euro equivalent of the amount due in the foreign currency, converted at the rate of exchange on the date of the commencement of such winding-up.

(e)                                  The clause in the Transaction Documents providing for an increased rate of interest payable upon default or late payment may not be binding on AISL if construed by an Irish court as a penalty and therefore invalid.  Interest on interest may not be recoverable and any increased rate of default interest may be treated as a penalty and therefore invalid.

Insolvency Regulation

(f)                                    Pursuant to the EU Insolvency Regulation, main insolvency proceedings (as set out in Annex A to the EU Insolvency Regulation) may only be opened in the territory where the debtor has its centre of main interests (which we have assumed to be in Ireland).  The courts of any other Member State (other than Denmark) may open “territorial insolvency proceedings”, (or, after the opening of main insolvency proceedings, secondary insolvency proceedings) in the event that such debtor possesses an establishment in such Member State.  The place of a company’s centre of main interests and whether it has an establishment outside Ireland, is a matter of fact and we express no opinion on this.  To the extent that AISL has its centre of main interests or an establishment outside Ireland, it is possible that main insolvency proceedings, territorial insolvency proceedings or secondary insolvency proceedings may be commenced in a Member State other than Ireland and be subject to the jurisdiction of the courts of such Member State.

Due Diligence and Searches

(g)                                 We have not investigated title to property and assets the subject of the Transaction Documents or insurance or environmental compliance.  We have conducted no due diligence of AISL or any of its affiliates or any other person, other than the searches listed in paragraph 1E, we have not conducted any other searches whatsoever.

Sanctions

(h)                                 If a party to any Transaction Document or to any transfer of, or payment in respect of, the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or Irish sanctions or under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void.

Knowledge

(i)                                     The qualification of any opinion statement below by the phrase “To the best of our knowledge” means that we make the statement after considering the information described in paragraph 1 of this opinion, but that we rely solely and exclusively on that information.  In particular, but without limitation, the use of that phrase should not be taken as indicating that we have received any other information or made any other enquiry except as expressly stated herein.